UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 1, 2005

Date of report (Date of earliest event reported)

MATRIXONE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29309	02-0372301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(Address of Principal Executive Offices, including Zip Code)

(978) 589-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item	1.01. Entry into a Material Definitive Agreement.

On July 1, 2005, the Board of Directors of MatrixOne, Inc. (the “Company”) approved the acceleration of the vesting of substantially all outstanding, unvested “out-of-the-money” options held by employees, officers and directors with exercise prices of at least $5.75 per share, which is equal to 115% of the $5.00 closing price of the Company’s common stock on the NASDAQ National Market on June 30, 2005. The vesting of options to purchase approximately 1.8 million shares of common stock with exercise prices ranging from $5.82 per share to $19.48 per share, with a weighted average exercise price of $6.58 per share, were accelerated, including options to purchase approximately 495,000 shares held by executive officers of the Company and options to purchase 15,000 shares held by non-employee directors.

Upon the commencement of fiscal year 2006 on July 3, 2005, the Company will be required to adopt the provisions of Statement of Financial Accounting Standard No. 123(R), “Share Based Payment” (“FAS 123(R)”), which requires the recognition of stock-based compensation associated with stock options as an expense in financial statements. The primary purpose of this vesting acceleration is to avoid recognizing stock-based compensation under FAS 123(R) associated with these “out-of-the-money” options. As a result of this vesting acceleration, the Company currently expects to reduce the impact that stock-based compensation associated with stock options will have on its financial statements by approximately $5.4 million in fiscal year 2006, $1.6 million in fiscal year 2007, $0.7 million in fiscal year 2008, and $0.1 million in fiscal year 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2005	MATRIXONE, INC. By: /s/ Gary D. Hall
Gary D. Hall Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)